UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2015 (July 20, 2015)

NOBLE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas	77070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 872-3100

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 20, 2015, Bluebonnet Merger Sub Inc. (“Merger Sub”), an indirect, wholly owned subsidiary of Noble Energy, Inc. (the “Company”), completed its merger (the “Merger”) with and into Rosetta Resources Inc. (“Rosetta”), as a result of which Rosetta became an indirect, wholly owned subsidiary of the Company. The Merger was effected pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 10, 2015, by and among the Company, Rosetta and Merger Sub. Pursuant to the Merger, each outstanding share of common stock of Rosetta (other than shares held by Rosetta, the Company and their respective subsidiaries as of immediately prior to the effective time of the Merger) was converted into the right to receive 0.542 shares of the Company’s common stock. Immediately thereafter, Rosetta merged with and into NBL Texas, LLC, an indirect, wholly owned subsidiary of the Company (“NBL Texas”), with NBL Texas continuing as the surviving company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2015, effective as of the effective time of the Merger, as approved by resolutions of the Company’s board of directors (the “Board”) and pursuant to the Merger Agreement, the number of directors on the Company’s Board was increased from ten to eleven members. Effective as of the same time, James E. Craddock, who was previously the Chairman, Chief Executive Officer and President of Rosetta, was elected to serve as a director of the Company. Mr. Craddock will fill the newly-created position on the Board until the next annual meeting of the Company’s stockholders, at which time he will stand for re-election.

Before Mr. Craddock’s election to the Board, he was the Chairman, Chief Executive Officer and President of Rosetta. In February 2013, Mr. Craddock was named Chairman, Chief Executive Officer and President of Rosetta. Mr. Craddock joined Rosetta in April 2008 as Vice President, Drilling and Production Operations and was named a Senior Vice President in January 2011. From April 2006 to March 2008, Mr. Craddock was Chief Operating Officer for BPI Energy, Inc., an exploration and production start-up company focused on coal bed methane development. On February 3, 2009, BPI Energy, Inc. filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Craddock began his industry career with Superior Oil Company in 1981 and then held a broad range of technical, operational and strategic roles with Burlington Resources Inc. (“Burlington”) and its predecessor companies for more than 20 years. At Burlington, he held a series of positions of increasing responsibility, most recently as Chief Engineer. Mr. Craddock received a Bachelor of Science degree in Mechanical Engineering from Texas A&M University.

As of the date of this report, Mr. Craddock has not been appointed to any committee of the Company’s board of directors. The Company will file an amendment to this report to disclose any such appointment within four business days after the information is determined or becomes available.

In connection with his appointment to the Board, Mr. Craddock will be entitled to the compensation paid to other non-employee directors. A description of such compensation can be found in the Form S-4/A filed by the Company with the SEC on June 16, 2015 and is incorporated herein by reference.

Item 7.01	Other Events.

On July 20, 2015, the Company issued a press release announcing the completion of the Merger. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements

The audited consolidated balance sheets of Rosetta as of December 31, 2014 and 2013 and the audited consolidated statements of operations and cash flows of Rosetta for the three years ended December 31, 2014, 2013 and 2012 are incorporated by reference in this Current Report on Form 8-K from Rosetta’s Annual Report on Form 10-K for the year ended December 31, 2014.

The unaudited interim consolidated financial statements of Rosetta for the three months ended June 30, 2015 and June 30, 2014 and as of June 30, 2015 are incorporated by reference in this Current Report on Form 8-K from Rosetta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

(b) Pro Forma Financial Information

The selected unaudited pro forma condensed combined consolidated statements of operations data for the three months ended March 31, 2015 and year ended December 31, 2014 have been prepared to give effect to the merger as if the merger had been completed on January 1, 2014. The unaudited pro forma condensed combined consolidated balance sheet date at March 31, 2015 has been prepared to give effect to the merger as if the merger was completed on March 31, 2015. The pro forma financial information, and the related notes thereto, required to be filed under Item 9.01 of this Current Report on Form 8-K were previously filed in the Registration Statement on Form S-4/A filed by the Company on June 16, 2015 under the caption “Summary Unaudited Pro Forma Condensed Combined Financial Data.”

(c) Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

99.1	Press Release dated July 20, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

NOBLE ENERGY, INC.
(Registrant)

Date: July 21, 2015	By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher Executive Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated July 20, 2015